Exhibit 99.1

FOR IMMEDIATE RELEASE	February 16, 2012 For more information contact: Scott Estes (419) 247-2800 Jay Morgan (419) 247-2800

Health Care REIT, Inc.

Reports Fourth Quarter and Year End 2011 Results

4Q11 normalized FFO per share increased 21%, FAD per share increased 18%

2012 normalized FFO per share guidance up 8-11%, FAD per share guidance up 9-12%

Announces expansion into Canada with Chartwell

Toledo, Ohio, February 16, 2012….Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s fourth quarter ended December 31, 2011.

“The transformation of our company and portfolio over the last several years has been extraordinary, capped by exceptional fourth quarter FFO per share growth of 21% and FAD per share growth of 18%” said George L. Chapman, Chairman, Chief Executive Officer and President of Health Care REIT. “The continued success of our relationship investment program was demonstrated by an additional $1.2 billion in gross investments for the quarter and $6.0 billion for the year. These investments in high-quality properties, at attractive returns, helped drive a peer group leading 21% total return in 2011. We believe that our immersion in health care will continue to generate future investment opportunities with leading operators and health systems, positioning the company for sustainable long-term growth as we shape the evolution of health care delivery.”

2012 Highlights and Outlook

•	Announced $925 million transaction in Canada with Chartwell Seniors Housing REIT

•	2012 normalized FFO guidance of $3.68 to $3.78 per diluted share, up 8-11%, excluding any investments beyond Chartwell

•	2012 normalized FAD guidance of $3.26 to $3.36 per diluted share, up 9-12%, excluding any investments beyond Chartwell

•	Announced 2012 dividend payment rate of $2.96 per share, representing a 4% increase above 2011 payments

2011 Highlights

•	4Q11 normalized FFO of $0.91 per share, an increase of 21% versus 4Q10

•	4Q11 normalized FAD of $0.80 per share, an increase of 18% versus 4Q10

•	2011 normalized FFO of $3.41 per share, an increase of 11% versus 2010

•	2011 normalized FAD of $3.00 per share, an increase of 6% versus 2010

•	Generated peer group leading 2011 total shareholder return of 21%

•	Increased 4Q11 same-store cash NOI by 4.0%

•	Completed gross new investments totaling $1.2 billion in 4Q11 including acquisitions totaling $1.1 billion

•	Completed gross new investments totaling $6.0 billion in 2011 including acquisitions totaling $5.6 billion

•	Received $415 million in proceeds on property sales and loan payoffs in 2011, generating $61 million in gains

•	Raised over $4 billion of equity and debt capital in 2011, including nearly $700 million in 4Q11

•	Announced plans to declassify the Board of Directors

Dividends for Fourth Quarter 2011 As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2011 of $0.74 per share, as compared to $0.69 per share for the same period in 2010, representing a 7% increase. The cash dividend will be paid on February 21, 2012 and will be the company’s 163rd consecutive quarterly dividend payment.

Dividends for 2012 As previously announced, the Board of Directors approved a 2012 quarterly cash dividend rate of $0.74 per share ($2.96 per share annually), representing a 4% increase over 2011 payments. The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

4Q11 Earnings Release	February 16, 2012

Fourth Quarter Investment Highlights

•

During the quarter, the company completed $178 million in seniors housing triple-net lease investments. The majority of the investments were additions to the company’s existing partnership with Brandywine Senior Living. The partnership acquired five facilities in New Jersey with 452 units for $120 million at a 7.0% yield. The facilities are located in the New York and Philadelphia metropolitan areas, and are a strong geographic fit with the partnership’s existing portfolio. The facilities were added to the existing master lease with, and are managed by, Brandywine. The investments are profiled on our website at www.hcreit.com/featuredtransactions/SeniorsHousing. The remaining investments were with various existing operators within our portfolio and include $38 million of development funding.

•

During the quarter, the company completed $627 million in seniors housing operating acquisitions at a blended yield of 6.2%. The majority of these acquisitions represent expansions to existing partnerships within the respective operator’s existing geographic footprint. The acquisitions are in high-barrier-to-entry markets along the west coast and rank near the top of our total portfolio in terms of quality as measured by location, age and rents per unit. Two of the acquisitions were with existing operating partners, including Merrill Gardens for $415 million and Silverado Senior Living for $27 million. The company also completed a $185 million acquisition with Belmont Village Senior Living, a new operating partner to the company. These acquisitions increase our concentration in coastal markets to 81% of the total operating portfolio.

•

The Merrill Gardens acquisition includes nine high quality facilities with 1,268 units. More than three-quarters of the units are less than four years old and the facilities are concentrated in attractive metropolitan locations with significant geographic overlap with the company’s existing portfolio with Merrill Gardens. Based upon unit mix, the facility concentration is 45% California (2 facilities in San Diego, 1 facility in Santa Barbara and 1 facility in San Jose), 48% metro Seattle (4 facilities), and 7% Nevada (1 facility in Las Vegas). These markets have high barriers to entry and high affluence. The median home value in these markets is $389,000 compared to a national median of $173,000. Annual NOI growth is expected to be over 5% through 2014 and 4% to 5% over the long-term after stabilization. The portfolio was primarily self-developed by Merrill Gardens. The facilities will be owned by the company’s existing partnership with Merrill Gardens and will continue to be managed by Merrill Gardens, whom the company considers to be one of the leading operators in the sector. The partnership assumed $224 million of attractively priced debt at a blended rate of 3.5%. The acquisitions are profiled on our website at www.hcreit.com/featuredtransactions/SeniorsHousing.

•

The Belmont Village acquisition includes two communities with 323 units located in the attractive Westwood sub-market of Los Angeles, CA and Cardiff by the Sea sub-market of San Diego, CA. The Westwood community is located one mile from the UCLA campus, at an infill location along “The Golden Mile” of Wilshire Boulevard, so termed because of the large presence of affluent seniors residing in luxury condos. The area surrounding the community is among the highest density of affluence and the highest home values in Los Angeles. Median housing values within five miles of the community are approximately $810,000. In addition, the community enjoys an affiliation agreement with UCLA, which allows priority entrance to UCLA Emeriti and alumni and offers unique cooperative programs. The Cardiff by the Sea community is on a highly visible, infill site, surrounded by the exclusive communities of Rancho Santa Fe, Del Mar, and Solana Beach. The median housing values within five miles of the community are in excess of $718,000. The community was recently awarded Energy Star certification and is a model of green principles in seniors housing. The facilities were self-developed by Belmont Village and are expected to generate long-term NOI growth of 4% to 5% annually. The communities have an average age of two years and are in exceptional condition. The acquisitions will be owned by a newly formed operating partnership owned 95% by the company and 5% by Belmont. Belmont will continue to manage the communities under an incentive based management contract. Detail on our new partnership can be found on the partner page of our website at www.hcreit.com/featuredpartners/BelmontVillage.

•

During the quarter, the company completed the acquisition of 12 medical office buildings for $263 million at a blended yield of 6.8%. These high quality assets are 100% affiliated with health systems and are integral to the respective system’s delivery of healthcare in its given market. The acquisitions add two new health systems to our portfolio bringing the total number of relationships to 51. Our new health system partners include Northside Hospital System and Scott & White. The acquisitions total 930,000 rentable square feet across 12 buildings, for an average size of 77,500 rentable square feet. The buildings are state-of-the-art outpatient facilities offering services including outpatient surgery, radiology, oncology, hematology and neuroscience. The average age of the portfolio is

4Q11 Earnings Release	February 16, 2012

seven years and is currently 93.8% occupied. The investments are profiled on our website at www.hcreit.com/featuredtransactions/MedicalOfficeBuildings. These acquisitions included an aggregate $23 million of assumed debt at a blended rate of 5.3%. The company also completed development funding of $26 million during the quarter for medical office buildings.

Announces First Canadian Investment On February 15, 2012, the company announced entering into an agreement to partner with Chartwell Seniors Housing Real Estate Investment Trust (TSX:CSH.UN) in a $925.2 million transaction in Canada to own and operate a portfolio of 42 high quality seniors housing and care communities with approximately 8,200 units located in attractive Canadian markets. The company’s $503.3 million portion of the investment will be funded through the assumption of $243.9 million of secured debt at a blended rate of 4.7%, plus $259.4 million in cash. Chartwell is a premier, publicly traded operator in Canada with a reputation for quality care and strong financial results. The projected NOI yield on the company’s investment is approximately 7.4% after management fees. We expect the transaction to be immediately accretive to FFO with future NOI growth of 4% to 5% over the long-term. The investment will be owned by newly formed operating entities. Thirty-nine of the facilities will be owned 50% each by the company and Chartwell. The company will wholly own the remaining three facilities. Post-closing, Chartwell will manage all of the communities under an incentive-based management contract. The parties have agreed to future rights within defined geographic areas that are intended to result in growth in the relationship over time. The transaction is expected to close in the second quarter of 2012. Detail on our new investment can be found on our website at www.hcreit.com/featuredpartners/Chartwell.

Outlook for 2012 The company is introducing its 2012 guidance and expects to report net income attributable to common stockholders in a range of $1.26 to $1.36 per diluted share; normalized FFO in a range of $3.68 to $3.78 per diluted share, representing an 8-11% increase; and normalized FAD in a range of $3.26 to $3.36 per diluted share, representing a 9-12% increase.

In preparing its guidance, the company made the following assumptions:

•	Investments: 2012 earnings guidance does not include any 2012 acquisitions beyond the company’s $503 million investment with Chartwell which is expected to close in the second quarter of 2012.

•	Funded Development: The company anticipates funding additional development of $248 million in 2012 relating to projects underway at December 31, 2011.

•	Dispositions: The company anticipates approximately $200 million of dispositions in 2012 at an average yield of 11%.

•

Development conversions: The company expects development conversions of approximately $355 million in 2012. These investments are currently expected to generate initial yields of approximately 8.6% upon conversion based on in-place contracts as of December 31, 2011.

•

G&A Expenses: The company estimates general and administrative expenses of approximately $91 million in 2012. The G&A forecast includes approximately $5 million of anticipated expense related to accelerated expensing of stock-based compensation, which will occur in 1Q12.

•	Same Store Cash NOI: The company expects blended same store cash NOI growth of approximately 3.0% in 2012.

The company’s guidance does not include any additional 2012 investments beyond what has been announced, nor any transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.

Conference Call Information The company has scheduled a conference call on Thursday, February 16, 2012 at 10:00 a.m. Eastern Time to discuss its fourth quarter 2011 results, industry trends, portfolio performance and outlook for 2012. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 1, 2012. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international). The conference ID number is 43180250. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.

4Q11 Earnings Release	February 16, 2012

Key Performance Indicators

	4Q11	4Q10	Change
Net income (loss) attributable to common stockholders (NICS) per diluted share	$0.15	$0.29	-48%
Normalized FFO per diluted share	$0.91	$0.75	21%
Normalized FAD per diluted share	$0.80	$0.68	18%
Dividends per common share	$0.715	$0.69	4%
Normalized FFO Payout Ratio	79%	92%
Normalized FAD Payout Ratio	89%	101%

Quarterly Earnings

	NICS			FFO			FAD
	4Q11	4Q10	Change	4Q11	4Q10	Change	4Q11	4Q10	Change
Per diluted share	$0.15	$0.29	-48%	$0.83	$0.61	36%	$0.73	$0.56	30%
Includes impact of:
Gain (loss) on property sales(1)	$0.02	$0.11
Impairment of assets(2)	$(0.06)	$—
Other items, net(3)	$(0.08)	$(0.14)		$(0.08)	$(0.14)		$(0.08)	$(0.14)
Prepaid/straight-line rent receipts(4)							$0.01	$0.02
Per diluted share - normalized(a)				$0.91	$0.75	21%	$0.80	$0.68	18%

(a)	Amounts may not sum due to rounding
(1)	$4,594,000 and $15,557,000 of gains in 4Q11 and 4Q10, respectively.
(2)	$11,091,000 of impairments in 4Q11.
(3)	See Exhibit 1.
(4)	$1,177,000 and $2,323,000 of gains in 4Q11 and 4Q10, respectively.

Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items. The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures.

4Q11 Earnings Release	February 16, 2012

About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of December 31, 2011, the company’s broadly diversified portfolio consisted of 937 facilities in 46 states. More information is available on the company’s website at www.hcreit.com.

Forward Looking Statements and Risk Factors This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of facilities; the performance of its operators/tenants and facilities; its ability to enter into agreements with viable new tenants for vacant space or for facilities that the company takes back from financially troubled tenants, if any; its occupancy rates; its ability to acquire, develop and/or manage facilities; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its critical accounting policies; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s facilities; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s facilities; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and Canadian exchange rates; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q11 Earnings Release	February 16, 2012

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31,
	2011	2010
Assets
Real estate investments:
Land and land improvements	$1,116,756	$727,050
Buildings and improvements	13,073,747	7,627,132
Acquired lease intangibles	428,199	258,079
Real property held for sale, net of accumulated depreciation	36,115	23,441
Construction in progress	189,502	356,793

	14,844,319	8,992,495
Less accumulated depreciation and intangible amortization	(1,194,476)	(836,966)

Net real property owned	13,649,843	8,155,529
Real estate loans receivable(1)	292,507	436,580
Less allowance for losses on loans receivable	—	(1,276)

Net real estate loans receivable	292,507	435,304

Net real estate investments	13,942,350	8,590,833
Other assets:
Investments in unconsolidated entities	241,722	237,107
Goodwill	68,321	51,207
Deferred loan expenses	58,584	32,960
Cash and cash equivalents	163,482	131,570
Restricted cash	69,620	79,069
Receivables and other assets(2)	380,527	328,988

	982,256	860,901

Total assets	$14,924,606	$9,451,734

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$610,000	$300,000
Senior unsecured notes	4,434,107	3,034,949
Secured debt	2,112,649	1,125,906
Capital lease obligations	83,996	8,881
Accrued expenses and other liabilities	371,557	244,345

Total liabilities	7,612,309	4,714,081
Redeemable noncontrolling interests	33,650	4,553
Equity:
Preferred stock	1,010,417	291,667
Common stock	192,299	147,155
Capital in excess of par value	7,019,714	4,932,468
Treasury stock	(13,535)	(11,352)
Cumulative net income	1,893,806	1,676,196
Cumulative dividends	(2,972,129)	(2,427,881)
Accumulated other comprehensive income	(11,928)	(11,099)
Other equity	6,120	5,697

Total Health Care REIT, Inc. stockholders’ equity	7,124,764	4,602,851
Noncontrolling interests	153,883	130,249

Total equity	7,278,647	4,733,100

Total liabilities and equity	$14,924,606	$9,451,734

(1)	Includes non-accrual loan balances of $6,244,000 and $9,691,000 at December 31, 2011 and 2010, respectively.
(2)	Includes net straight-line receivable balances of $119,555,000 and $86,669,000 at December 31, 2011 and 2010, respectively.

4Q11 Earnings Release	February 16, 2012

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues:
Rental income	$260,912	$143,364	$912,712	$558,191
Resident fees and service	136,525	38,197	456,085	51,006
Interest income	8,637	12,419	41,070	40,855
Other income	1,317	2,443	11,295	7,245

Gross revenues	407,391	196,423	1,421,162	657,297

Expenses:
Interest expense	89,700	46,349	318,395	151,296
Property operating expenses	112,740	36,364	379,476	79,293
Depreciation and amortization	121,382	55,671	418,406	186,963
General and administrative expenses	20,190	14,298	77,201	54,626
Transaction costs	13,682	16,959	70,224	46,660
Loss (gain) on extinguishment of debt	(979)	—	(979)	34,171
Provision for loan losses	1,463	766	2,010	29,684

Total expenses	358,178	170,407	1,264,733	582,693

Income (loss) from continuing operations before income taxes and income from unconsolidated entities	49,213	26,016	156,429	74,604

Income tax (expense) benefit	(825)	(38)	(1,388)	(364)
Income (loss) from unconsolidated entities	1,616	2,177	5,772	6,673

Income (loss) from continuing operations	50,004	28,155	160,813	80,913

Discontinued operations:
Gain (loss) on sales of properties	4,594	15,557	61,160	36,115
Impairment of assets	(11,992)	—	(12,194)	(947)
Income (loss) from discontinued operations, net	(263)	2,321	2,937	12,803

	(7,661)	17,878	51,903	47,971

Net income (loss)	42,343	46,033	212,716	128,884
Less: Preferred dividends	17,234	5,305	60,502	21,645
Net income (loss) attributable to noncontrolling interests	(2,173)	740	(4,894)	357

Net income (loss) attributable to common stockholders	$27,282	$39,988	$157,108	$106,882

Average number of common shares outstanding:
Basic	185,913	138,126	173,741	127,656
Diluted	186,529	138,738	174,401	128,208
Net income (loss) attributable to common stockholders per share:
Basic	$0.15	$0.29	$0.90	$0.84
Diluted	$0.15	$0.29	$0.90	$0.83

Common dividends per share	$0.715	$0.69	$2.835	$2.74

4Q11 Earnings Release	February 16, 2012

Exhibit 1

Normalizing Items

(in thousands, except per share data)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011		2010	2011	2010
Transaction costs	$13,682	(1)	$16,959	$70,224	$46,660
Special stock compensation grants/payments	—		1,000	—	3,853
Loss (gain) on extinguishment of debt	(979)		—	(979)	34,171
Provision for loan losses	1,463		766	2,010	29,684
Held for sale hospital operating expenses(2)	348		353	1,653	1,753
Non-recurring other income	—		—	(3,774)	(1,000)

Total	$14,514		$19,078	$69,134	$115,121

Average diluted common shares outstanding	186,529		138,738	174,401	128,208
Net amount per diluted share	$0.08		$0.14	$0.40	$0.90

Notes:	(1) Primarily costs incurred with the RIDEA acquisitions and other transactions during the quarter.
(2) Represents expenses incurred in connection with a hospital classified as held for sale.

Exhibit 2

Funds Available for Distribution Reconciliation

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to common stockholders	$27,282	$39,988	$157,108	$106,882
Depreciation and amortization(1)	122,144	59,119	423,605	202,543
Impairment of assets	11,992	—	12,194	947
Loss (gain) on sales of properties	(4,594)	(15,557)	(61,160)	(36,115)
Noncontrolling interests(2)	(4,566)	(1,073)	(16,325)	(2,708)
Unconsolidated entities(3)	1,749	1,150	5,149	3,485
Gross straight-line rental income	(13,159)	(2,302)	(41,067)	(14,717)
Prepaid/straight-line rent receipts	1,177	2,323	9,489	8,537
Amortization related to above (below) market leases, net	(919)	(745)	(2,507)	(2,856)
Non-cash interest expense	3,777	3,187	13,905	13,945
Cap-ex, tenant improvements, lease commissions	(9,200)	(8,128)	(36,073)	(21,799)

Funds available for distribution	135,683	77,962	464,318	258,144
Normalizing items, net(4)	14,514	19,078	69,134	115,121
Prepaid/straight-line rent receipts	(1,177)	(2,323)	(9,489)	(8,537)

Funds available for distribution - normalized	$149,020	$94,717	$523,963	$364,728

Average diluted common shares outstanding	186,529	138,738	174,401	128,208

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.15	$0.29	$0.90	$0.83
Funds available for distribution	$0.73	$0.56	$2.66	$2.01
Funds available for distribution - normalized	$0.80	$0.68	$3.00	$2.84

Normalized FAD Payout Ratio:
Dividends per common share	$0.715	$0.69	$2.835	$2.74
FAD per diluted share - normalized	$0.80	$0.68	$3.00	$2.84

Normalized FAD payout ratio	89%	101%	95%	96%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests’ share of net FAD adjustments.
(3) Represents HCN’s share of net FAD adjustments from unconsolidated entities.
(4) See Exhibit 1.

4Q11 Earnings Release	February 16, 2012

Exhibit 3

Funds From Operations Reconciliation

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income (loss) attributable to common stockholders	$27,282	$39,988	$157,108	$106,882
Depreciation and amortization(1)	122,144	59,119	423,605	202,543
Impairment of assets	11,992	—	12,194	947
Loss (gain) on sales of properties	(4,594)	(15,557)	(61,160)	(36,115)
Noncontrolling interests(2)	(5,318)	(1,200)	(18,557)	(2,749)
Unconsolidated entities(3)	2,892	2,720	11,712	8,514

Funds from operations	154,398	85,070	524,902	280,022
Normalizing items, net(4)	14,514	19,078	69,134	115,121

Funds from operations - normalized	$168,912	$104,148	$594,036	$395,143

Average diluted common shares outstanding	186,529	138,738	174,401	128,208

Per diluted share data:
Net income (loss) attributable to common stockholders	$0.15	$0.29	$0.90	$0.83
Funds from operations	$0.83	$0.61	$3.01	$2.18
Funds from operations - normalized	$0.91	$0.75	$3.41	$3.08

Normalized FFO Payout Ratio:
Dividends per common share	$0.715	$0.69	$2.835	$2.74
FFO per diluted share - normalized	$0.91	$0.75	$3.41	$3.08

Normalized FFO payout ratio	79%	92%	83%	89%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.
(2) Represents noncontrolling interests’ share of net FFO adjustments.
(3) Represents HCN’s share of net FFO adjustments from unconsolidated entities.
(4) See Exhibit 1.

Exhibit 4

Outlook Reconciliations: Year Ended December 31, 2012

(in thousands, except per share data)

	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.26	$1.36
Depreciation and amortization(1)	2.42	2.42

Funds from operations - normalized	$3.68	$3.78

FAD Reconciliation:
Net income attributable to common stockholders	$1.26	$1.36
Depreciation and amortization(1)	2.42	2.42
Net straight-line rent and above/below amortization(1)	(0.21)	(0.21)
Non-cash interest expense(1)	0.07	0.07
Cap-ex, tenant improvements, lease commissions(1)	(0.28)	(0.28)

Funds available for distribution - normalized	$3.26	$3.36

Notes:	(1) Amounts presented net of noncontrolling interests’ share and HCN’s share of unconsolidated entities.